FORM S-8

                       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933





                                                 MAR VENTURES INC.
                       (Exact name of registrant as specified in its charter)


            Delaware                                          95-4580642

(State or other jurisdiction of                       (I.R.S. Employer Identifi-
 incorporation or organization)                       cation Number)


                  16661 Ventura Boulevard, Suite 214, Encino, California 91436
                           (Address of Principal Executive Offices)  (Zip Code)

                                           1996 Stock Compensation Plan
                                             (Full Title of the plans)

                                     Buddy Young, President, Mar Ventures Inc.
                   16661 Ventura Boulevard, Suite 214, Encino, California  91436
                                      (Name and address of agent for service)

                                                  (818) 784-0040
                   (Telephone number, including area code, of agent for service)

                                          CALCULATION OF REGISTRATION FEE


    Proposed
   securities             Proposed                                           maximum
      to be             Amount to be          maximum offering         aggregate offering            Amount of
   registered             registered           price per unit                 price              registration fee

Common Stock(1)              350,000                 $.12  (2)                   $42,000               $100.00
par value $.001



(1) Includes up to 350,000 shares issuable under the Stock Compensation Plan and reoffers of such shares.
   ----

(2) The registration fee is based upon the price of the common stock as reflected on the NASDAQ Electronic Bulletin Board on November 19, 1996 of $.12.

                                                    PROSPECTUS


                                                 MAR VENTURES INC.


                                       Up to 250,000 Shares of Common Stock
                                   Receivable by Directors, Officers and Others
                                      Under the 1996 Stock Compensation Plan
                                     and Reoffered by Means of this Prospectus

                                    This Prospectus shall be supplemented from
                               time to time as the identity of the officers and directors and shares to be reoffered by them, if any, becomes known

       Selling shareholders will offer their shares on the over-the-counter market, or on NASDAQ or on any national securities exchange if the common stock is then listed on NASDAQ or on such exchange. Selling shareholders, if control persons, are required to sell their shares in accordance with the volume limitations of Rule 144 under the Securities Act of 1933, which restricts sales in any three month period to the greater of 1% of the total outstanding common stock or the average weekly trading volume of the Company's common stock during the four calendar weeks immediately preceding such sale. It is expected that persons effecting transactions will be paid the normal and customary commissions for market transactions.

                                               AVAILABLE INFORMATION

       Mar Ventures Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, as well as proxy statements and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at 150 Causeway Street, Boston, Massachusetts 02114, 1375 Peachtree Street N.E., Suite 788, Atlanta, Georgia 30367, 411 West Seventh Street, 8th Floor, Fort Worth, Texas 76102, 410 Seventeenth Street, Suite 700, Denver, Colorado 80202, 600 Arch Street, Room 2204, Federal Building, Philadelphia, Pennsylvania 19106, 26 Federal Plaza, Room 1028, New York, New
York 10278, 5757 Wilshire Boulevard, Los Angeles, California 90036- 3648, Everett McKinley Dirksen Building, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549.

                                               SELLING STOCKHOLDERS

       Information regarding the beneficial ownership of common stock owned by each officer and director of the Company selling common stock pursuant to this Prospectus and all officers and directors of the Company as a group selling common stock pursuant to this Prospectus will be updated in the event shares are issued to such persons.

                                      INFORMATION WITH RESPECT TO THE COMPANY

       This Prospectus is accompanied by the Company's Annual Report on Form 10-KSB for the year ended August 31, 1996 or the latest Annual Report on Form 10-KSB and Quarterly Reports on Form 10-QSB filed subsequent thereto. These
Annual and Quarterly Reports as well as all other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are hereby incorporated by reference in this Prospectus and may be obtained, without charge, upon the oral or written request of any person to the Company at 16661 Ventura Boulevard, Suite 214, Encino, California 91436, telephone (818) 784-0400.

                                                  INDEMNIFICATION

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                                     PART II


Item 3.    Incorporation of Documents by Reference.

           The Registrant incorporates the following documents by reference in the registration statement:

           (a) The Company's Annual Report on Form 10-KSB filed for the year ended August 31, 1996; and

           (b) A description of securities is incorporated by reference from the Registrant's Registration Statement on Form 10, File No. 0-20879.

           All other documents filed in the future by Registrant after the date of this Registration Statement, under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 5.    Interests of Named Experts and Counsel

           Not Applicable

Item 6.    Indemnification of Officers and Directors

           The Company's Bylaws and Section 145 of the Delaware General Corporation Law provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

Item 7.    Exemption from Registration Claimed

           All sales are expected to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale."

Item 8.         Exhibits

       3.       Certificate of Incorporation and Bylaws

                3.1      Certificate of Incorporation(1)
                3.2      Bylaws(1)

       4.       Instruments Defining the Rights of Security Holders

                4.1     Board Resolution for the 1996 Stock Compensation Plan(3)


       5. Opinion of Hand & Hand as to legality of securities being registered(3)

       10.      Material Contracts

                10.1. Asset Transfer, Assignment and Assumption Agreement ("Agreement") dated
                April 16, 1996, by and between Bexy Communications, Inc. and
                 Mar Ventures Inc.(2)

       23.      Consents of Experts and Counsel

                23.1     Consent of Accountants(3)
                23.2     Consent of Hand & Hand included in Exhibit 5 hereto

(1) Incorporated reference to such exhibit as filed with the Registrant's Registration Statement on Form 10, file
       No. 0-20879 (the "Form 10")

(2) Incorporated by reference to such exhibit as filed with amendment A to the Form 10.





(3)     Filed herewith.

Item 9. Undertakings

           (a)      The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                            (i)     To include any prospectus required by
                                   section 10(a)(3) of the Securities Act
                                    of 1933;

                            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities
Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the
offering of such securities at that time shall be deemed to be the initial bona fide offering thereof
(i)     Insofar as indemnification for liabilities arising under the Securities
 Act of
1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registranthas been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will,unless in the opinion ofits counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Encino, California, on November 20, 1996.


                                                    MAR VENTURES INC.



                                                    By:   /s/ Buddy Young
                                                          Buddy Young
                                                          President

       Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed below by the following persons in the capacities indicated on November 20, 1996.




/s/   Buddy Young                           President, Treasurer and Director
      Buddy Young                            (principal executive officer and
                                             principal accounting and
                                             financial officer)